EXHIBIT 4.3
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                                DCB CORPORATION

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                                Option Agreement

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         This Agreement executed this 9th day of September, 1988, effective
September 9, 1988, by and between DCB CORPORATION, an Indiana corporation (the "Corporation") and WILLIAM R. HAUSER (the "Optionee").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Option. Pursuant to its Stock Option Program, Corporation hereby grants to Optionee, as a matter of separate inducement and agreement in connection with his employment by Corporation, and not in lieu of any salary or other compensation for his services, the right and option to purchase ("Option") all or any part of an aggregate of one thousand four hundred twenty-five (1,475) shares of common stock ("Option Shares") on the terms and conditions herein set forth, subject to substitution and adjustment as provided in Section 7 hereof, at a purchase price of seventy seven and 00/100 dollars ($77.00) per share ("Option Price"). The Option Price is acknowledged by Corporation and Optionee to be not less than 100% of the fair market value of the common stock on the date hereof, which is the date on which the Option was granted to Optionee ("Option Date").

         2. Term of Option and Exercisability. This Option shall continue for a term ending October 1, 1998 ("Termination Date"), except as and to the extent such term may be reduced as provided in Section 6 hereof. Subject to the other terms and conditions stated herein, the right to exercise the Option may be exercised immediately and shall vest in full after six (6) months from the date hereof.

         3. Reservation of Shares. Corporation agrees to authorize and reserve for issuance upon exercise of the Option the aggregate number of shares granted under the Option, including any substitutions and adjustments as provided in Section 7 hereof.

         4.     Conditions to Exercise of Option.
                --------------------------------

                A. Subject to the provisions of Section 2, this Option may be exercised by fifteen (15) days' prior written notice delivered to the Secretary of the Corporation stating the number of Option Shares with respect to which the Option is being exercised and accompanied by payment of the Option Price either:
(i) by cashier's check payable to the order of Corporation; (ii) by the delivery and exchange of a number of already outstanding shares of Common Stock, previously acquired by Optionee, having a fair market value equal to the Option Price; (iii) by a combination of cashier's check and shares of common stock under (i) and (ii) above; or (iv) in any other form acceptable to Corporation.

                B. Only whole shares of common stock may be used in payment of the Option Price and, if payment is to be made only in Common Stock, the shares shall be rounded to the lowest whole number of shares, and the balance of the Option Price shall be paid in cash. All shares of common stock utilized for the payment of the Option Price shall have a fair market value determined as of the date notice of exercise is given to the Secretary of the Corporation and shall be delivered by Optionee free and clear of all liens and encumbrances and in transferable form.

                C. As soon as practicable after receipt of such notice and payment, Corporation shall, without transfer or issuance tax or other incidental expense to Optionee, deliver to Optionee at the office of



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Corporation, or at such other place as may be mutually acceptable, or, at the election of Corporation, by certified mail addressed to Optionee at his address shown in the employment records of Corporation, a certificate or certificates for such shares of common stock out of the theretofore unissued shares or reacquired shares, as reserved for issuance hereunder, of its Common Stock, as Corporation may elect; provided, however, that, if no request has been made under this Agreement that the shares to be delivered be registered under the Securities Act of 1933, as amended (the "Act"), or such shares are not otherwise registered under the Act, such delivery may be postponed by Corporation until it receives from Optionee such statements or documents with respect to the issuance or transfer of such shares as shall reasonably be required to comply with the applicable provisions of the Act or the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission promulgated thereunder, or the requirements of applicable state laws relating to authorization, issuance or sale of securities. If Optionee fails to accept delivery of all or any part of the number of shares of common stock specified in such notice upon tender of delivery thereof, his right to exercise this Option with respect to such undelivered shares may be terminated by Corporation.

         5.     Request for Registration.
                ------------------------

                A. If the holder or holders of Options for an aggregate of 3,000 or more common shares of the Corporation request(s) in writing that the Corporation file a registration statement on Form S-8 or other appropriate registration statement under the Act, the Corporation shall use its best efforts to cause all shares subject to then-outstanding Options under the Corporation's Stock Option Program to be registered under the Act. In connection therewith and in the event that from time to time the Corporation shall be qualified and eligible to register its securities on Form S-3 (or similar successor short-form registration statement), the Corporation shall prepare and file an appropriate reoffer prospectus with respect to registered securities to be issued under the Stock Option Program or unregistered securities previously issued under the Program, to the extent such reoffer prospectus may be used by the Optionees for resale of shares of the Corporation acquired under the Option Agreements. The Corporation shall have no obligation to file a separate registration statement for such reoffers or resales. After receiving any written requests for registration pursuant hereto, the Corporation shall promptly give written notice of the proposed registration to all remaining holders of Options who did not request such registration.

                B. Whenever required to use its best efforts to effect the registration of shares hereunder, the Corporation shall, as expeditiously as possible:

         (i) Prepare and file with the SEC a registration statement with respect to all shares to be issued under the Stock Option Program and use its best efforts to cause such registration statement to become and remain effective so long as there are outstanding options issued pursuant to the Stock Option Program;

         (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Act with respect to all securities covered by such registration statement;

         (iii) Use its best efforts to register and qualify the securities covered by such registration statement under such other state securities or blue sky laws of such jurisdictions as shall be reasonably appropriate in the opinion of the Corporation, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business in any such states or jurisdictions.

                C. Optionee shall furnish to the Corporation in writing or otherwise, such information regarding him, the Options and common shares of the Corporation held by him, and such other information as shall reasonably be deemed necessary in connection with the registration of the shares to be issued upon exercise of the Option.

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                D.   All expenses incurred in connection with the registrations pursuant hereto, including without limitation all registration or qualification fees, printing costs, and fees and disbursements of legal counsel and accountants for the Corporation, shall be borne by the Corporation.

                E. With a view to making available to the Optionees under the Stock Option Program the benefits of Rule 144 promulgated under the Act, the Corporation agrees to use its best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by an issuer of securities registered under the Act or the Securities and Exchange Act of 1934, as amended, and to take such other action as is reasonable to enable utilization of such Rule by Optionee.

         6.     Exercise of Option Upon Termination of Employment.
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                A.   If Optionee shall cease to be employed by Corporation or
any its subsidiaries prior to the Termination Date for a reason other than disability, retirement, termination for cause (as defined herein) or death, Optionee may at any time within a period of six (6) months after such termination of employment exercise this Option to the extent this Option is exercisable by Optionee on the date of such termination of employment, but, if the termination was the result of the resignation of the Optionee without cause, only so long as the Optionee does not become employed by or render services for a bank, deposit-taking or lending institution having a banking or lending office within an area of 50 miles from Jasper, Indiana.

                B. If Optionee's employment with Corporation terminates due to death, or Optionee shall die within three (3) months after the termination of his employment with Corporation, other than termination resulting from termination for cause, Optionee's personal representative, or the person or persons to whom Optionee's rights under this Option shall pass by will or by application of the laws of descent and distribution of the State of Indiana in the event of death, may, at any time within a period of one (1) year after Optionee's death, exercise this Option to the extent this Option was exercisable by Optionee on the date of his death.

                C. If Optionee's employment with the Corporation terminates due to retirement or disability, this Option Agreement will continue under the same terms and conditions as if the Optionee were still employed.

                D. If the Optionee shall cease to be employed by the Corporation, or any of its subsidiaries, because of dismissal for cause, the Option shall terminate on the day prior to such dismissal, and all rights under the Option, to the extent not previously exercised, shall become null and void.

                E. Notwithstanding anything contained in this Section 6, in no event may the Option be exercised after the Termination Date.

         7.     Capital Adjustments Affecting Stock.
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                A.   In the event of a capital adjustment in the common stock
resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of common stock subject to this Option Agreement (except for shares already issued upon previous partial exercise of the Option) shall be automatically and appropriately adjusted to take into account such capital adjustment. By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such option.

                B.   (i)    In the event the Corporation merges or consolidates
                with another person or entity, or all or 20% or more of the Corporation's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by another person or entity (such other person or entity being the "Successor") (such transaction being the "Corporate Combination"), the shares of common stock which shall be subject to this Option Agreement

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                (except for shares already issued upon previous partial exercise of the Option), automatically by virtue of such Corporate Combination, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than the common shares of the Corporation, of the Successor, and the number of shares subject to the Option and the purchase price per share upon exercise of the Option shall be correspondingly adjusted, so that, by virtue of the Corporate Combination, Optionee shall have the right to purchase: (i) that number of shares of common stock of the Successor which have a fair market value equal, as of the date of the Corporate Combination, to the Fair Market Value as defined below, as of the date of the Corporate Combination of the shares of common stock of the Corporation theretofore subject to his Option, (ii) for a purchase price per share which, when multiplied by the number of shares of common stock of the Successor subject to the Option, shall equal the aggregate exercise price at which the Optionee could have acquired all of the shares of common stock of the Corporation theretofore optioned to the Optionee.

         (ii) An example of adjustment and substitution under this Section 7.B. is as follows:

                Assume an Optionee has, the option to purchase 1,000 shares at an option price of $75 per share and the Fair Market Value of the shares at time of exercise, as set by merger or otherwise, is $100 per share and assume further that the fair market value of the Successor corporation's common stock is $50 per share. The calculation of the adjusted optioned shares and price in the Successor's common stock is as follows:


                               BEFORE ADJUSTMENT
                               -----------------

     Fair Market Value of optioned shares (1,000 x $100)         $  100,000

     Exercise Price of optioned shares (1,000 x $75)             $   75,000

                                AFTER ADJUSTMENT
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     Shares of common stock of Successor subject to
     Option ($100,000 - $50)                                          2,000

     Adjusted option price in Successor common stock
    ($75,000 - 2,000)                                            $    37.50

         (iii) Fair Market Value of shares of common stock of the Corporation shall be the greater of: (A) the highest per share price (that is, the cash paid or fair market value of the property, securities or other consideration delivered per share as adjusted for any recapitalizations, stock splits, stock dividends or the like, including brokerage commissions and/or soliciting dealers' fees and other expenses) paid by the Successor, or an affiliate of Successor, in acquiring any of its and their holdings of the common shares of the Corporation either (1) within the two-year period immediately prior to the first public announcement of the proposal of the Corporate Combination (the "Announcement Date"); or (2) in the transaction in which the Successor became such Successor (the date of such transaction being referred to as the "Determination Date") (whichever of the prices in (1) or (2) is higher); (B) the earnings per share of the common shares of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for voting on such Corporate Combination, multiplied by the then price/earnings multiple (if any) of the Successor as customarily computed and reported in the financial community; or (C) an amount which bears the same or a greater percentage relationship to the fair market value per common share immediately prior to the Announcement Date of such Corporate Combination as the

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                highest per share price determined in (A)(l) above bears to the fair market value per common share immediately prior to the commencement of acquisition of the common shares of the Corporation by the Successor, or affiliate of Successor, but in no event in excess of twice the highest per share price determined in (A) above.

                C. The granting of an option pursuant to this Option Agreement shall not affect in any way the right and power of the Corporation to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets; provided, however, that the Corporation shall not, and shall not permit any of its subsidiaries to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Corporation unless and until the person or persons or entity or entities acquiring or succeeding to assets or capital stock of the Corporation or its subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of this Option Agreement and agrees to assume and perform the obligations of the Corporation and its Successor hereunder.

                D. For purposes of this Section 7, "Change in Control" shall mean: (1) a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, occurring on or before the date of termination of this Agreement; (2) any merger, tender offer, consolidation, or sale of substantially all the assets of the Corporation, or combination or related series of such events, occurring on or before the date of termination of this Agreement as a result of which: (a) shareholders of the Corporation immediately prior to such event hold less than fifty percent (50%) of the outstanding voting securities of the Corporation or a survivor or a successor immediately after such event; (b) persons holding less than twenty percent (20%) of such securities before such event own more than fifty (50%) of such securities after such event; or (c) persons constituting a majority of the Board of Directors of the Corporation were not directors of the Corporation for at least twenty-four (24) preceding months; or (3) any merger or consolidation of a bank subsidiary of the Corporation (other than with the Corporation or another bank subsidiary of the Corporation), any sale, lease, exchange, mortgage, pledge or other transfer or disposition of 10% of the assets of a bank subsidiary of the Corporation (other than to the Corporation), any issuance, sale or transfer of shares of a bank subsidiary of the Corporation (other than to the Corporation), or any agreement, contract or other arrangement providing for any of the transactions described in this subsection (3).

         8. Termination for Cause. For purposes of this Option Agreement, termination for cause shall mean termination of employment of Optionee for the following reasons:

                (1) For gross misconduct, serious criminal conduct, or dishonesty in the conduct of the business of the Corporation, including the issuance of an order by the Indiana Department of Financial Institutions or the Federal Deposit Insurance Corporation removing Optionee from office with the Corporation or any subsidiary bank of the Corporation;

                (2) A willful and intentional act, not made or taken in connection with an event resulting in a Change of Control (as hereinabove defined), of Optionee intended to injure the general reputation or business of the Corporation;

                (3) Repeated or continuous failure, neglect or refusal to perform by Optionee of his duties hereunder, other than because of illness or other disability (except because of serious and overt alcohol, drug or other substance abuse) which does not continue for a period of at least six (6) consecutive months or because Optionee's performance of his duties is significantly hindered by the Corporation or any subsidiary of the Corporation; or

                (4) Incompetency determined by the appointment of a court of competent jurisdiction of a guardian for Executive.

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         9.     Option Agreement Does Not Grant Employment Rights. Neither the
granting of this Option, nor the exercise thereof, shall be construed as granting to Optionee any right with respect to continuance of employment by Corporation. The right of Corporation to terminate whether by dismissal, discharge, retirement or otherwise, Optionee's employment with it at any time at will, except as otherwise provided by any Employment Agreement between Corporation and Optionee or any other agreement between Corporation and Optionee, is specifically reserved.

         10. Option Not Transferable Except in Event of Death. During Optionee's lifetime, this Option shall be exercisable only by Optionee or his guardian or legal representative, and neither this Option nor any right hereunder shall be transferable except by will or the laws of descent and distribution of the State of Indiana. This Option may not be subject to execution or other similar process.

         11.    Miscellaneous.
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                A.   Neither Optionee, nor any person entitled to exercise
Optionee's rights in the event of Optionee's death, shall have any of the rights of a shareholder with respect to the shares of common stock subject to this Option, except to the extent that certificate(s) for such shares shall have been, or are required to be, issued upon the exercise of this Option as provided herein.

                B. This Option shall terminate and become null and void and of no effect after the Termination Date.

                C. The captions and section headings used herein are for convenience only, shall not be deemed part of this Option Agreement, and shall not in any way restrict or modify the context and substance of any section or paragraph hereof.

                D. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, and shall be construed as part of a non-qualified stock option plan within the meaning of the Internal Revenue Code.

                E. The invalidity or unenforceability of any provision of this Option Agreement, the Stock Option Program of the Corporation pursuant to which this Option Agreement is executed and delivered, or any option granted pursuant to this Option Agreement shall not affect the validity and enforceability of the remaining provisions of this Option Agreement and the options granted hereunder, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of this Option Agreement and the Option granted hereunder.

                F. Whenever shares are to be issued in satisfaction of the Option, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to delivery of any certificate or certificates for such shares.


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         IN WITNESS WHEREOF, the parties have executed this Option Agreement on the day and year first above written, effective on September 9, 1988.


                                       DCB CORPORATION

  /s/  WILLIAM R. HAUSER               By  /s/ NORBERT C. ALLES
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    William R. Hauser                        Norbert C. Alles
                                           Chairman of the Board

                                       By  /s/ JAMES J. SONDERMAN
                                           ----------------------
                                             James J. Sonderman
                                                 Secretary




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